Exhibit 99.1
Stanley-Martin Communities Reports Preliminary Results for Fourth Quarter 2006
     Stanley-Martin Communities, LLC (‘STANMA’) presents preliminary unaudited fourth quarter and full year 2006 results and an update on estimated impairments of inventories and write-offs of pre-development expenses and option deposits. We will conduct a 2006 earnings call in late March 2007. Call in details as well as additional financial information will be released in advance of the call.
     We delivered 109 homes in the fourth quarter 2006, up 7.9% from 101 in the fourth quarter 2005. Homes delivered in the twelve months ended December 31, 2006 were 352, unchanged from the number of homes delivered in 2005. Maryland operations contributed 44 deliveries in the fourth quarter 2006 and 120 deliveries for the full year. There were no Maryland deliveries in 2005.
     Fourth quarter 2006 deliveries were $65.3 million, off $11.5 million (15.0%) from $76.8 million in the fourth quarter 2005. Deliveries for the twelve months ended December 31, 2006 were $219.6 million, down $30.4 million (12.2%) from $250.0 million in 2005. Maryland operations contributed 34.1% of the homes delivered and 22.0% of the aggregate revenue in 2006. There were no Maryland deliveries in 2005.
     Net new contracts for the three months ended December 31, 2006 were 60, off 19 (24.1%) from 79 in the fourth quarter 2005. Net new contracts for the twelve months ended December 31, 2006 were 251, off 66 (20.8%) from 317 in the prior year.
     Fourth quarter 2006 net new contracts have an aggregate sales value of $32.3 million, down $10.7 million (24.8%) from $43.0 million in the fourth quarter 2005. Maryland operations contributed 19 (31.7%) of the 60 new contracts and $8.6 million (26.7%) of the aggregate fourth quarter 2006 sales value. In the fourth quarter 2005, Maryland operations generated 44 new contracts with an aggregate sales value of $16.3 million. Virginia operations contributed 41 new contracts in the fourth quarter 2006, up 17.1% from 35 in the fourth quarter 2005. The aggregate sales value of Virginia new contracts declined $3.0 million (11.2%) to $23.7 million in the fourth quarter 2006 from $26.7 million in the fourth quarter 2005.
     Net new contracts for the twelve months ended December 31, 2006 had an aggregate sales value of $148.9 million, down $68.0 million (31.3%) from $216.9 million in 2005. New contracts generated by Maryland operations had an aggregate sales value of $39.7 million in 2006, up $22.0 million from $17.7 million sales value in 2005 (partial year). Virginia new contracts for the twelve months ended December 31, 2006 had an aggregate sales value of $109.3 million, down $89.9 million (45.1%) from $199.2 million in 2005.
     The cancellation rate was 17.8% in the fourth quarter 2006, up from 6.0% in the fourth quarter 2005 but well inside the third quarter 2006 cancellation rate of 32.7%. The full year 2006 cancellation rate was 14.3%, up from 7.3% in 2005. The four year average for the period ended December 31, 2006 was 9.4%, up from 7.7% for the four year period ended December 31, 2005.

Three Months Ended December 31

(dollars in thousands)	Total	Virginia	Maryland
2006 Deliveries
Homes	109	65	44
Value	$65,289	$44,047	$21,242
Average	$599	$678	$483

2005 Deliveries
Homes	101	101	0
Value	$76,776	$76,776	$0
Average	$760	$760	$0

2006 New Orders
Homes	60	41	19
Value	$32,302	$23,679	$8,623
Average	$538	$578	$454

2005 New Orders
Homes	79	35	44
Value	$42,976	$26,664	$16,312
Average	$544	$762	$371
Twelve Months Ended December 31

(dollars in thousands)	Total	Virginia	Maryland
2006 Deliveries
Homes	352	232	120
Value	$219,588	$171,186	$48,402
Average	$624	$738	$403

2005 Deliveries
Homes	352	352	0
Value	$250,001	$250,001	$0
Average	$710	$710	$0

2006 New Orders
Homes	251	160	91
Value	$148,936	$109,258	$39,678
Average	$593	$683	$436

2005 New Orders
Homes	317	268	49
Value	$216,921	$199,193	$17,728
Average	$684	$743	$362

     As of December 31, 2006 backlog stands at 85 homes with an aggregate sales value of $50.2 million. Backlog is down 101 homes (54.3%) and $72.7 million (59.2%) from December 31, 2005. Maryland operations represented 23.5% of homes in backlog at December 31, 2006, down from 26.3% a year earlier.
Backlog as of December 31

(dollars in thousands)	Total	Virginia	Maryland
2006 Backlog
Homes	85	65	20
Value	$50,211	$40,257	$9,954
Average	$591	$619	$498

2005 Backlog
Homes	186	137	49
Value	$122,933	$105,205	$17,728
Average	$661	$768	$362
     We are actively selling in 12 Virginia communities and 5 Maryland communities at December 31, 2006. During the first half of 2007 we anticipate opening four additional communities and selling out at one in Virginia and anticipate opening one community in Maryland.
     Secured debt stood at $55.5 million at December 31, 2006, down 30.6% from $80.0 million at September 30, 2006. Total lots under control declined 30.9% from 3,668 at September 30, 2006 to 2,536 at December 31, 2006 as we re-negotiated a significant portion of our land positions. During the fourth quarter we expect to incur an inventory impairment and to write-off pre-development expenses and option deposits in the aggregate amount of between $3.5 million and $4.5 million. As of December 31, 2006, total optioned lots have been reduced to 108 finished lots which we expect to purchase over the next three years. Although we anticipate land purchases to be less than $1.0 million in the first quarter 2007, our secured debt will rise due to the pace of land development expenditures and a $7.3 million interest payment on our senior subordinated notes in mid-February.
     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.

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